Exhibit 99.3

PDL BioPharma, Inc.
Q4 2018
March 14, 2019

Following are some of the key points regarding the fourth quarter 2018 financial and business results for PDL BioPharma, Inc. (“PDL” or “the Company”).

Highlighted Financial Results from Q4 2018

•	Total revenues of $45.1 million.

•	GAAP net income attributable to PDL’s shareholders of $16.3 million or $0.11 per diluted share.

•	Non-GAAP net income attributable to PDL’s shareholders of $15.1 million.

•	Cash and cash equivalents of $394.6 million as of December 31, 2018.

•
As authorized in September 2018, PDL initiated a $100.0 million share repurchase program. The Company purchased 8.7 million shares of common stock in the open market during the fourth quarter for 2018 of $25.5 million.

Recent Developments

•	Authorized Generic
On March 4, 2019, the Company announced the U.S. commercial launch of an authorized generic of Tekturna®, aliskiren hemifumarate 150 mg and 300 mg tablets, with the same drug formulation as Tekturna. The launch is being carried out by Prasco, LLC, under an agreement with the Company’s wholly-owned subsidiary, Noden Pharma USA, Inc.

•	Stock Repurchase Programs
On September 21, 2018, the PDL’s board of directors authorized the repurchase of issued and outstanding shares of the Company’s common stock having an aggregate value of up to $100.0 million pursuant to a new share repurchase program. As of December 31, 2018, the Company had repurchased 8.7 million shares of its common stock under the $100.0 million share repurchase program for an aggregate purchase price of $25.5 million, or an average cost of $2.94 per share, including trading commissions.

•	Since initiating its first stock repurchase program in March 2017 through March 14, 2019, the Company has used $116.0 million to repurchase a total of 41.5 million shares of its common stock.

Noden Pharma

•
Beginning in November 2017, Noden Pharma US assumed commercialization of Tekturna and Tekturna HCT® in the United States and Noden Pharma DAC, an Ireland based company, assumed commercialization responsibilities for Rasilez® and Rasilez HCT® in the rest of the world. The products are indicated for the treatment of hypertension.

•	Noden and PDL are evaluating additional pharma products to acquire for Noden.

•
Noden net revenue for the quarter ended December 31, 2018 was $18.8 million, with revenue of $9.8 million in U.S. and $9.0 million in the rest of world, compared with $25.1 million for the same period in 2017.

•	Noden product revenues decreased 25 percent and accounted for approximately 42 percent of total revenues compared with approximately 37 percent in the fourth quarter of 2017.

•	Gross margins on revenue in the fourth quarter were 57 percent, 89 percent in the U.S. on Tekturna and Tekturna HCT and 21 percent ex-U.S. on Rasilez and Rasilez HCT.

•
In June 2018, Noden Pharma DAC entered into a settlement agreement with Anchen Pharmaceuticals, Inc. (“Anchen”) and its affiliates to resolve the patent litigation relating to Anchen’s Abbreviated New Drug Application (“ANDA”) seeking approval from the U.S. Food and Drug Administration (“FDA”) to market a generic version of aliskiren.  Under the settlement agreement, Anchen agreed to not commercialize its generic version of aliskiren prior to March 1, 2019. Anchen not permitted to commercialize a copy of Tekturna. PDL is not aware of Anchen’s plans for, or the timing of a launch of, a generic version of aliskiren or of any other ANDA applications referencing Tekturna.

PDL BioPharma, Inc.
Q4 2018
March 14, 2019

•
Due to the increased probability of a generic version of aliskiren being launched in the U.S. in 2019, Noden determined that long-lived assets with a carrying amount of $192.5 million were impaired and wrote them down to their estimated fair value of $40.1 million, resulting in a non-cash pre-tax impairment charge of $152.3 million in the second quarter of 2018. This write-down is included in “Impairment of intangible assets” on the Consolidated Statement of Operations for the year ended December 31, 2018. Offsetting the impairment was a $41.6 million decrease in fair value of the contingent liability primarily related to the reduced estimate in the probability in paying milestones to Novartis for Tekturna, including $19.2 million recognized in the fourth quarter of 2018.

•	As of December 31, 2018, the remaining balance of Noden Products intangible assets is $37.6 million and is being amortized straight-line over a remaining life of 8 years.

LENSAR

•	LENSAR Laser System revenue for the quarter ended December 31, 2018 was $7.2 million, compared with $7.5 million for the quarter ended December 31, 2017.

•	Gross margins on LENSAR revenue in the fourth quarter were 53 percent.

Income Generating Assets

Royalty Rights Assets

PDL received $20.9 million in net cash royalties from its royalty rights in the fourth quarter of 2018, compared with $32.8 million for the prior year period.

Assertio (formerly Depomed, Inc.)

•	To date (through December 31, 2018), we have received cash royalty payments of approximately $380 million from the $240.5 million investment.

•	Glumetza (and authorized generic version) royalty: 50 percent of net sales less COGS continue so long as the products are being commercialized.

•	Low- to mid-single digit royalties to PDL on new product approvals expected to continue to 2023 for Invokamet XR® U.S., 2026 for Jentadueto XR® and Synjardy XR®, and 2027 for Invokamet XR® ex-US.

The following table provides additional details with respect to the fair value of the PDL royalty rights assets as of December 31, 2018 and with changes from December 31, 2017 as reflected in our Balance Sheet:

	Fair Value as of	Purchase of	Royalty Rights -	Fair Value as of
(in thousands)	December 31, 2017	Royalty Assets	Change in Fair Value	December 31, 2018
Assertio (formerly Depomed)	$232,038	$20,000	$12,333	$264,371
VB	14,380	—	(272)	14,108
U-M	26,769	—	(1,174)	25,595
AcelRx	72,894	—	(2,514)	70,380
Avinger	396	—	(396)	—
KYBELLA	2,746	—	(690)	2,056
	$349,223	$20,000	$7,287	$376,510

PDL BioPharma, Inc.
Q4 2018
March 14, 2019

The following table provides a summary of activity with respect to our royalty rights - change in fair value for the three and twelve months ended December 31, 2018:

	Three Months Ended
	December 31, 2018

		Change in
(in thousands)	Cash Royalties	Fair Value	Total

Assertio (formerly Depomed)	$19,425	$(1,331)	$18,094
VB	242	222	464
U-M	1,194	(1,929)	(735)
AcelRx	59	2,105	2,164
KYBELLA	—	(847)	(847)
	$20,920	$(1,780)	$19,140

	Twelve Months Ended
	December 31, 2018

		Change in
(in thousands)	Cash Royalties	Fair Value	Total

Assertio (formerly Depomed)	$71,502	$12,333	$83,835
VB	1,062	(272)	790
U-M	4,631	(1,174)	3,457
AcelRx	249	(2,514)	(2,265)
Avinger	366	(396)	(30)
KYBELLA	159	(690)	(531)
	$77,969	$7,287	$85,256

Notes Receivable

CareView Communications, Inc.

•
In December 2018, the Company modified the loan by agreeing that (i) lower liquidity covenant would be applicable, (ii) the first principal payment would be deferred until January 31, 2019, and (iii) the scheduled interest payment due December 31, 2018 would be deferred until January 31, 2019.

•	The principal repayment and interest payment were subsequently deferred until March 31, 2019 under additional amendments.

•
In December 2018, and in consideration of the further modification to the credit agreement, the Company completed an impairment analysis and determined that the note was impaired and recorded an impairment loss of $8.2 million.

The following table presents the carrying value and the fair value of our notes receivable investments by level within the valuation hierarchy:

	December 31, 2018		December 31, 2017
(In thousands)	Carrying Value	Fair Value Level 3	Carrying Value	Fair Value Level 3

Wellstat Diagnostics note receivable	$50,191	$57,322	$50,191	$51,308
Hyperion note receivable	1,200	1,200	1,200	1,200
CareView note receivable	11,458	11,458	19,346	18,750
	$62,849	$69,980	$70,737	$71,258

PDL BioPharma, Inc.
Q4 2018
March 14, 2019

Royalty-bearing products relating to Queen et al. Patents

Tysabri®

•	The Queen et al. patents have expired, and the resulting royalty revenue has dropped substantially since the first quarter of 2016.

•	PDL recorded revenue of $2 thousand from Tysabri in the fourth quarter of 2018.

•
Royalties from PDL’s licensees to the Queen et al. patents were significantly lower than in the fourth quarter of 2017 as product supply of Tysabri manufactured prior to patent expiry in the U.S. have been extinguished and ex-U.S. product supplies were rapidly being exhausted. As a result, we do not expect any further royalties from product sales of Tysabri after the fourth quarter of 2018.

Forward-looking Statements

This document contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Important risks and uncertainties with respect to the Company’s business are disclosed in the risk factors contained in the Company’s Annual Report on Form 10-K, as updated by subsequent reports filed with the Securities and Exchange Commission. All forward-looking statements are expressly qualified in their entirety by such factors. We do not undertake any duty to update any forward-looking statement except as required by law.

PDL BioPharma, Inc.
Q4 2018
March 14, 2019

Queen et al. Royalties
Royalty Revenue by Product ($ in 000’s) *
Tysabri	Q1	Q2	Q3	Q4	Total
2018	2,783	1,218	533	2	4,536
2017	14,156	16,284	1,443	4,531	36,414
2016	13,970	14,232	14,958	15,513	58,673
2015	14,385	13,614	13,557	14,031	55,587
2014	12,857	13,350	16,048	15,015	57,270
2013	12,965	13,616	11,622	12,100	50,304
2012	11,233	12,202	11,749	12,255	47,439
2011	9,891	10,796	11,588	11,450	43,725
2010	8,791	8,788	8,735	9,440	35,754
2009	6,656	7,050	7,642	8,564	29,912
2008	3,883	5,042	5,949	6,992	21,866
2007	839	1,611	2,084	2,836	7,370
2006	—	—	—	237	237
* As reported to PDL by its licensees. Totals may not sum due to rounding.

Queen et al. Sales Revenue
Reported Licensee Net Sales Revenue by Product ($ in 000’s) *
Tysabri	Q1	Q2	Q3	Q4	Total
2018	92,769	40,602	17,738	80	151,189
2017	471,877	398,382	194,563	177,379	1,242,201
2016	465,647	474,379	498,618	517,099	1,955,743
2015	479,526	453,786	451,898	467,735	1,852,945
2014	428,561	442,492	534,946	500,511	1,906,510
2013	434,677	451,358	387,407	403,334	1,676,776
2012	374,430	401,743	391,623	408,711	1,576,508
2011	329,696	356,876	388,758	381,618	1,456,948
2010	293,047	287,925	293,664	316,657	1,191,292
2009	221,854	229,993	257,240	285,481	994,569
2008	129,430	163,076	200,783	233,070	726,359
2007	30,468	48,715	71,972	94,521	245,675
2006	—	—	—	7,890	7,890
* As reported to PDL by its licensee. Dates in above charts reflect when PDL receives royalties on sales. Sales occurred in the quarter prior to the dates in the above charts.
Totals may not sum due to rounding.